Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS SECOND QUARTER 2016 RESULTS

MINNEAPOLIS, January 28, 2016 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its second fiscal quarter ended December 31, 2015 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•Sales of $450.5 million, a decline of ($5.4) million. Same-store sales increased 2.2%.

◦	Same-store service and product sales increased 0.9% and 7.2%, respectively.
•GAAP net loss of ($14.0) million or ($0.29) per diluted share.

◦
Includes ($0.32) per diluted share of discrete charges, mainly related to the impairment of the Company’s remaining investment in Empire Education Group and $0.04 per diluted share favorable impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA, as adjusted, of $17.5 million compares to $17.3 million in the prior year quarter.

◦	Increase of $4.7 million from same-store sales improvement and franchise growth.

◦
Decline of $(4.5) million mainly from stylist productivity, minimum wage and inflation, planned strategic investments and foreign exchange, partly offset by lapping certain costs in the prior year quarter and cost savings.

•	Diluted EPS, as adjusted, was $0.03 compared to ($0.14) in the prior year quarter.

◦	Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, increased $0.02 per share compared to the prior year quarter.

◦	Increase of $0.06 per share from same-store sales improvement and franchise growth.

◦
Decrease of $(0.06) per share mainly due to stylist productivity, minimum wage and inflation, planned strategic investments, foreign exchange and non-cash losses from our equity investment in Empire Education Group, partly offset by lower depreciation, lapping certain costs in the prior year quarter and cost savings.

◦	Increase of $0.02 per share due to reduced shares outstanding.

•	The current quarter GAAP net loss includes net discrete expenses of $15.3 million. The prior year quarter GAAP net loss includes net discrete expenses of $8.8 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “Our focus on Leadership Development, Technical Education and Asset Protection is continuing to improve our execution capability. In the second quarter, same-store sales increased 220 basis points. Service same-store sales increased 90 basis points and retail same-store sales increased 720 basis points. We also allocated $77 million of excess capital to maximize shareholder value by repurchasing six million shares during the first half of our fiscal year.
“I am confident we are following the right strategies and I am proud of the progress our field leaders are making to ensure Regis is the place where stylists can have successful and satisfying careers. Our field leadership talent and execution capabilities continue to improve. While our progress is encouraging, it will not be linear. We have work to do to drive sustainable growth in guest traffic which will enable us to realize the potential of each of our salons and result in long-term growth and shareholder value.”
The Company provided an update on its three key priorities to improve execution and performance in fiscal 2016. These areas follow the theme of people, process and metrics enabled by real-time information to make good business decisions and drive improved execution.
Leadership Development. Our top priority continues to be the development of our field operations leaders. Having strong field leaders in place is critical to creating a solid foundation for recruiting, coaching, developing and retaining our stylists. While ongoing leadership training and development have become commonplace for our Regional Vice Presidents and Regional Directors, we continued to extend our reach to our District Leaders and Salon Managers.
During the second quarter, we completed a second round of training where our more than 900 District Leaders attended regional training programs integrating technical education with positive leadership. This training emphasized multi-unit leadership and staffing and retention strategies. We are providing additional training and development, or upgrading talent as required, in order to strengthen our overall District Leader team. Additionally, we achieved significant progress in training salon managers. In the second quarter, over 97% of our salon managers completed a 12-week online program focused on stylist retention and salon staffing.
Technical Education. Technical education has the most significant potential to affect our performance because it touches each of our stylists. Making Regis a place where stylists can expect continued technical, product and experiential training reinforces our commitment to stylists’ ongoing development.
During the second quarter, we completed the build-out of our Technical Education team and alignment of Artistic Directors with Regional Directors. During the first half of the fiscal year, we conducted technical training classes in approximately half of our salons and are on track to deliver technical education to every salon during fiscal 2016. We continue to receive positive feedback from leaders and stylists about the impact our Technical Education team is having across the field.
Asset Protection. Creating an environment where all stylists are working together, positively contributing to the health of our salons and salon teams, remains a key priority for our Asset Protection team. Partnering with field leaders, our Asset Protection team continues to see positive trends in salons where we have conducted awareness training sessions and salon visits. During the second quarter, the Asset Protection team conducted over 1,000 awareness training sessions and salon visits, bringing our year-to-date total to approximately 1,900. Not only did we continue to see sales trends improve due to these visits, but our Asset Protection team also assisted our field leaders in retaining high performing stylists and coaching stylists to grow their businesses to earn commissions.

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,		Fiscal Years Ended June 30,
	2015	2014(1)	2015	2014(1)	2015(1)	2014(1)
	(Dollars in millions)
Revenue	$450.5	$455.9	$900.6	$920.4	$1,837.3	$1,892.4

Revenue decline %	(1.2)	(2.7)	(2.2)	(1.8)	(2.9)	(6.3)

Same-Store Sales %	2.2	(0.3)	1.4	0.2	(0.3)	(4.8)
Same-Store Average Ticket % Change	3.9	1.4	3.0	1.6	1.6	1.3
Same-Store Guest Count % Change	(1.7)	(1.7)	(1.6)	(1.4)	(1.9)	(6.1)

Cost of Service and Product %, U.S. GAAP reported and as adjusted (2)	60.9	60.2	60.2	59.7	59.3	59.1
Cost of Service %, U.S. GAAP reported and as adjusted (2)	63.6	62.6	62.9	61.9	61.8	61.3
Cost of Product %, U.S. GAAP reported (2)	51.3	51.6	50.2	51.1	49.7	50.3
Cost of Product %, as adjusted (2)	51.3	51.6	50.2	51.1	49.7	50.1

Site operating expense as % of total revenues, U.S. GAAP reported	10.5	10.0	10.6	10.5	10.5	10.8
Site operating expense as % of total revenues, as adjusted	10.5	10.6	10.6	10.9	10.6	10.9

General and administrative as % of total revenues, U.S. GAAP reported	10.5	10.2	10.2	10.0	10.1	9.1
General and administrative as % of total revenues, as adjusted	10.1	10.2	10.0	9.9	10.1	9.1

Operating (loss) income as % of total revenues, U.S. GAAP reported	(0.6)	(0.1)	0.2	(0.2)	0.2	(1.8)
Operating (loss) income as % of total revenues, as adjusted	(0.1)	(0.7)	0.4	(0.4)	0.1	0.0

EBITDA	1.2	8.0	23.4	29.7	73.8	56.5
EBITDA, as adjusted	17.5	17.3	40.4	39.2	86.5	100.8
____________________________________

(1)     Amounts for fiscal years 2015 and 2014 have been revised.
(2)     Excludes depreciation and amortization.

Second Quarter Results:
Revenues. Revenue in the quarter of $450.5 million declined $5.4 million, or 1.2%, compared to the prior year quarter. Same-store sales increased 2.2% compared to the prior year quarter.
Service revenues were $340.5 million, a $9.8 million decline, or 2.8%, compared to the prior year quarter. During this period, same-store service sales increased 0.9%, driven by an increase in average ticket price of 2.9%, partly offset by a decline in guest traffic of 2.0%. The offsetting 370 basis point decline in service revenues compared to the prior year quarter was primarily due to a net reduction of 214 salons and foreign currency.

Product revenues were $98.3 million, an increase of $3.6 million, or 3.8%, compared to the prior year quarter. Product same-store sales for the quarter increased 7.2%, driven by a strong holiday promotion and improved execution as more of our service guests purchased retail product, resulting in an increase to average ticket of 2.6% and an increase in guest transactions of 4.6%. The offsetting 340 basis point decline in product revenues compared to the prior year quarter was primarily due to a net reduction of 214 salons and foreign currency.
Royalties and fees were $11.7 million, an increase of $0.8 million, or 7.2% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 181 net franchised locations in the last twelve months.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 70 basis points to 60.9% when compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter increased 100 basis points versus the prior year quarter, to 63.6%. The primary drivers were stylist productivity and state minimum wage increases.
Cost of product as a percent of product revenues improved 30 basis points to 51.3% when compared to the prior year quarter. Favorable inventory management, lapping prior year commissions and vendor cash discounts were partly offset by planned holiday promotional activities.
Site Operating Expenses. Site operating expenses of $47.4 million increased $2.0 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior periods, site operating expenses decreased $1.2 million. This was primarily driven by a net reduction of 214 salons and foreign currency, partly offset by inflation.
General and Administrative. General and administrative expenses of $47.4 million increased $0.7 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior periods, general and administrative expenses decreased $1.1 million compared to the prior year quarter. The decrease was a result of lapping certain costs in the prior year quarter, cost savings and foreign currency, partly offset by planned strategic investments.
Rent. Rent expense of $74.5 million decreased $2.4 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 214 salons and foreign exchange, partly offset by rent inflation.
Depreciation and Amortization. Depreciation and amortization was $17.0 million compared to $19.6 million in the prior year quarter, a decrease of $2.6 million. The decrease was primarily due to salon closures and reduced salon impairment charges compared to the prior year quarter.
Income Taxes. During the three months ended December 31, 2015 the Company recognized an income tax benefit of $4.2 million, at an effective tax rate of 98.6%. During the three months ended December 31, 2014, the Company recognized income tax expense of $2.6 million, at an effective tax rate of (123.5%).
Income taxes for all periods presented were different from what would normally be expected and will continue to vary from quarter to quarter. This variation results from the valuation allowance impact on tax benefits related to certain indefinite-lived assets.
This non-cash impact will continue as long as the Company has a valuation allowance against most of its deferred tax assets and is expected to approximate $8.0 million of expense for the year ending June 30,

2016. Income tax benefit for the quarter and year-to-date period includes non-cash benefits of $3.6 million and $1.9 million, respectively, related to this matter.
Equity in Affiliates. Loss from equity method investments and affiliated companies was $13.9 million, compared to loss of $12.0 million in the prior year quarter. The increased loss of $2.0 million was comprised of an increased non-cash impairment charge on the Company’s investment in EEG and higher non-cash losses as compared to the prior year quarter.
EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $17.5 million, an increase of $0.2 million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter were $15.3 million of expense, comprised of the following items:

•	Legal fees of $1.2 million.

•	Fees associated with modification of senior term notes of $0.8 million.

•	Prior years' self-insurance reserves adjustment of $0.2 million, net.

•	Professional fees of $0.1 million.

•	Non-cash impairment charge on the Company's remaining investment in EEG of $13.0 million.

Capital Allocation. During the second quarter, the Company repurchased 2.5 million shares for $33.2 million at an average price of $13.07 per share, excluding transaction costs. At December 31, 2015, approximately $34 million remained outstanding under the Company's existing share repurchase authorization. In January 2016, the Company's Board of Directors authorized an additional $50 million for share repurchases.

In December 2015, the Company exchanged its $120.0 million 5.75% senior unsecured notes due December 2017 for $123 million 5.5% senior unsecured notes due December 2019.

In January 2016, the Company amended its $400.0 million revolving credit facility primarily reducing the borrowing capacity from $400.0 to $200.0 million. Unused available credit under the facility at January 28, 2016 was $198.4 million.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing second quarter results today, January 28, 2016, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (800) 505-9573 and entering access code 9714235. A replay of the presentation will be available later in the day. The replay phone number is (888) 203-1112, access code 9714235.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of December 31, 2015, the Company owned, franchised or held ownership interests in 9,561 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to execute on our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; changes in tax rates; the effect of changes to healthcare laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; reliance on management information systems; reliance on external vendors; changes in distribution channels of manufacturers; financial performance of our franchisees; internal control over the accounting for leases; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; financial performance of Empire Education Group; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share data)

	December 31, 2015 (Unaudited)	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$130,153	$212,279
Receivables, net	27,705	24,631
Inventories	141,934	128,610
Other current assets	63,497	62,762
Total current assets	363,289	428,282

Property and equipment, net	196,714	218,157
Goodwill	414,895	418,953
Other intangibles, net	15,677	17,069
Investment in affiliates	520	15,321
Other assets	63,737	64,233

Total assets	$1,054,832	$1,162,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligations, current	$—	$2
Accounts payable	60,515	63,302
Accrued expenses	144,346	153,362
Total current liabilities	204,861	216,666

Long-term debt	120,060	120,000
Other noncurrent liabilities	197,037	197,905
Total liabilities	521,958	534,571
Commitments and contingencies (Note 6)
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 47,839,093 and 53,664,366 common shares at December 31, 2015 and June 30, 2015, respectively	2,392	2,683
Additional paid-in capital	226,597	298,396
Accumulated other comprehensive income	2,899	9,506
Retained earnings	300,986	316,859

Total shareholders’ equity	532,874	627,444

Total liabilities and shareholders’ equity	$1,054,832	$1,162,015

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014(1)	2015	2014(1)
Revenues:
Service	$340,527	$350,322	$690,688	$715,064
Product	98,279	94,691	186,255	183,453
Royalties and fees	11,661	10,874	23,654	21,921
	450,467	455,887	900,597	920,438
Operating expenses:
Cost of service	216,672	219,219	434,440	442,906
Cost of product	50,384	48,830	93,420	93,807
Site operating expenses	47,405	45,369	95,233	96,941
General and administrative	47,400	46,667	91,948	91,852
Rent	74,459	76,890	149,278	154,586
Depreciation and amortization	17,030	19,583	34,885	41,771
Total operating expenses	453,350	456,558	899,204	921,863

Operating (loss) income	(2,883)	(671)	1,393	(1,425)

Other (expense) income:
Interest expense	(2,382)	(2,472)	(4,736)	(5,570)
Interest income and other, net	997	1,044	1,941	917

Loss before income taxes and equity in loss of affiliated companies	(4,268)	(2,099)	(1,402)	(6,078)

Income taxes	4,207	(2,592)	1,391	(8,848)
Equity in loss of affiliated companies, net of income taxes	(13,925)	(11,972)	(14,783)	(11,580)

Net loss	$(13,986)	$(16,663)	$(14,794)	$(26,506)

Net loss per share:
Basic and diluted	$(0.29)	$(0.30)	$(0.29)	$(0.48)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	48,050	55,135	50,422	55,449
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014(1)	2015	2014(1)
Net loss	$(13,986)	$(16,663)	$(14,794)	$(26,506)
Other comprehensive loss:
Foreign currency translation adjustments during the period	(2,335)	(4,223)	(6,607)	(8,845)
Other comprehensive loss	(2,335)	(4,223)	(6,607)	(8,845)
Comprehensive loss	$(16,321)	$(20,886)	$(21,401)	$(35,351)
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Six Months Ended December 31,
	2015	2014(1)
Cash flows from operating activities:
Net loss	$(14,794)	$(26,506)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29,844	34,819
Equity in loss of affiliated companies	14,783	11,580
Deferred income taxes	(1,860)	6,359
Salon asset impairment	5,041	6,952
Gain on sale of salon assets	(625)	(529)
Stock-based compensation	4,970	4,038
Amortization of debt discount and financing costs	782	1,001
Other non-cash items affecting earnings	235	716
Changes in operating assets and liabilities, excluding the effects of asset sales	(26,478)	(801)
Net cash provided by operating activities	11,898	37,629

Cash flows from investing activities:
Capital expenditures	(15,670)	(22,493)
Proceeds from sale of assets	1,190	1,429
Change in restricted cash	(943)	—
Net cash used in investing activities	(15,423)	(21,064)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(2)	(173,745)
Repurchase of common stock	(77,033)	(22,890)
Purchase of noncontrolling interest	(684)	—
Net cash used in financing activities	(77,719)	(196,635)

Effect of exchange rate changes on cash and cash equivalents	(882)	(2,737)

Decrease in cash and cash equivalents	(82,126)	(182,807)

Cash and cash equivalents:
Beginning of period	212,279	378,627
End of period	$130,153	$195,820
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(1)     Amounts for fiscal year 2015 have been revised.

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SAME-STORE SALES (1):

	For the Three Months Ended
	December 31, 2015			December 31, 2014

	Service	Retail	Total	Service	Retail	Total
SmartStyle	4.8	11.0	6.8	3.6	(0.6)	2.2
Supercuts	1.8	13.8	2.9	0.2	1.7	0.3
MasterCuts	(3.6)	4.2	(2.1)	(3.7)	(5.5)	(4.1)
Other Value	(0.1)	8.9	0.9	(0.7)	3.1	(0.3)
North American Value	1.6%	10.3%	3.3%	0.5%	(0.2)%	0.4%

North American Premium	(1.8)%	0.5%	(1.4)%	(3.1)%	(3.4)%	(3.2)%

International	(0.7)%	(7.4)%	(2.8)%	0.6%	1.8%	0.9%

Consolidated	0.9%	7.2%	2.2%	(0.2)%	(0.6)%	(0.3)%

	For the Six Months Ended
	December 31, 2015			December 31, 2014

	Service	Retail	Total	Service	Retail	Total
SmartStyle	4.3	7.3	5.2	3.6	1.3	2.9
Supercuts	1.7	10.8	2.6	1.0	4.0	1.2
MasterCuts	(3.8)	1.0	(2.9)	(3.6)	(1.3)	(3.2)
Other Value	(0.5)	7.2	0.3	(1.1)	6.3	(0.3)
North American Value	1.3%	7.1%	2.4%	0.6%	2.2%	0.9%

North American Premium	(2.2)%	(1.1)%	(2.0)%	(3.3)%	(1.0)%	(2.8)%

International	(0.3)%	(4.1)%	(1.4)%	1.1%	(1.5)%	0.3%

Consolidated	0.6%	4.8%	1.4%	(0.1)%	1.3%	0.2%
____________________________________

(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	December 31, 2015	June 30, 2015
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,668	2,639
Supercuts	1,068	1,092
MasterCuts	453	466
Other Value	1,651	1,711
Regis salons	741	761
Total North American Salons (1)	6,581	6,669
Total International Salons (2)	347	356
Total Company-owned Salons	6,928	7,025

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	127	127
Supercuts	1,502	1,393
Other Value	798	804
Total North American Salons (1)	2,427	2,324
Total International Salons (2)	—	—
Total Franchise Salons	2,427	2,324

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	206	207

Grand Total, System-wide	9,561	9,556
____________________________________

(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating (loss) income, net income (loss), net income (loss) per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and six months ended December 31, 2015 and 2014:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Self-insurance reserves adjustments.

•	Expense associated with legal cases.

•	Professional fees.

•	Fees associated with modification of senior term notes.

•	Other than temporary impairment associated with our investment in Empire Education Group (EEG) and our portion of a deferred tax asset valuation allowance established by EEG.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP operating (loss) income and net loss to equivalent non-GAAP measures
		Three Months Ended December 31,		Six Months Ended December 31,
	U.S. GAAP financial line item	2015	2014(1)	2015	2014(1)
U.S. GAAP revenue		$450,467	$455,887	$900,597	$920,438

U.S. GAAP operating (loss) income		$(2,883)	$(671)	$1,393	$(1,425)

Non-GAAP operating adjustments (2):
Self-insurance reserves adjustments	Site operating expense	238	(2,967)	77	(3,048)
Legal fees	General and administrative	1,163	295	1,163	954
Professional fees	General and administrative	120	—	120	—
Note modification fees	General and administrative	796		796
Total non-GAAP operating adjustments		2,317	(2,672)	2,156	(2,094)
Non-GAAP operating (loss) income (3)		$(566)	$(3,343)	$3,549	$(3,519)

U.S. GAAP net loss		$(13,986)	$(16,663)	$(14,794)	$(26,506)

Non-GAAP net loss adjustments:
Non-GAAP operating adjustments		2,317	(2,672)	2,156	(2,094)
EEG impairment and deferred tax asset valuation allowance	Equity in loss of affiliated companies, net of taxes	12,954	11,510	12,954	11,510
Total non-GAAP net loss adjustments		15,271	8,838	15,110	9,416
Non-GAAP net income (loss)		$1,285	$(7,825)	$316	$(17,090)
____________________________________
Notes:

(1)	Amounts for fiscal year 2015 have been revised.

(2)	As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(3)
Adjusted operating margins for the three months ended December 31, 2015, and 2014, were (0.1%) and (0.7%), respectively, and were 0.4% and (0.4%) for the six months ended December 31, 2015 and 2014, respectively, and are calculated as non-GAAP operating (loss) income divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net income (loss) per diluted share
	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014(1)	2015	2014(1)
U.S. GAAP net loss per diluted share (2)	$(0.291)	$(0.302)	$(0.293)	$(0.478)
Self-insurance reserves adjustments	0.005	(0.054)	0.002	(0.055)
Legal fees	0.024	0.005	0.023	0.017
Professional fees	0.002	—	0.002	—
Note modification fees	0.016	—	0.016	—
EEG impairment and deferred tax asset valuation allowance	0.266	0.209	0.255	0.208
Impact of change in weighted average shares	0.004	—	0.002	—
Non-GAAP net income (loss) per diluted share (3)	$0.026	$(0.142)	$0.006	$(0.308)

U.S. GAAP Weighted average shares - basic and diluted	48,050	55,135	50,422	55,449
Non-GAAP Weighted average shares - diluted (4)	48,643	55,135	50,827	55,449
____________________________________
Notes:

(1)	Amounts for fiscal year 2015 have been revised.

(2)
For the three months ended December 31, 2015, the $4.2 million income tax benefit primarily relates to $3.6 million of non-cash tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. For the six months ended December 31, 2015, the $1.4 million income tax benefit primarily relates to $1.9 million of non-cash tax benefits on certain indefinite-lived assets. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended December 31, 2015, the Company evaluated GAAP diluted EPS with and without the presence of the valuation allowance and calculated an impact of $(0.04). Diluted EPS, as adjusted, without the presence of the valuation allowance, was $(0.04) for both the three months ended December 31, 2015 and 2014. Additionally, the reduction in share counts year over year impacted the with, and without, valuation allowance calculation by $0.02. As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

(4)
Non-GAAP net income (loss) per share reflects the weighted average shares associated with non-GAAP net income (loss), which may include the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in loss of affiliated companies, and identified items impacting comparability for each respective period. For the three and six months ended December 31, 2015 and 2014, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items is already included in the U.S. GAAP reported net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the Company's portion of the deferred tax asset valuation allowance established by EEG and the impairment on the Company's investment in EEG are already included by excluding the impact of the Company’s equity in loss of affiliated companies, net of taxes, as reported.

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Consolidated reported net loss, as reported (U.S. GAAP)	$(13,986)	$(16,663)	$(14,794)	$(26,506)
Interest expense, as reported	2,382	2,472	4,736	5,570
Income taxes, as reported	(4,207)	2,592	(1,391)	8,848
Depreciation and amortization, as reported	17,030	19,583	34,885	41,771
EBITDA (as defined above)	$1,219	$7,984	$23,436	$29,683

Equity in loss of affiliated companies, net of income taxes, as reported	13,925	11,972	14,783	11,580
Self-insurance reserves adjustments	238	(2,967)	77	(3,048)
Legal fees	1,163	295	1,163	954
Professional fees	120	—	120	—
Note modification fees	796	—	796	—
Adjusted EBITDA, non-GAAP financial measure	$17,461	$17,284	$40,375	$39,169

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenue decline, as reported (U.S. GAAP)	(1.2)%	(2.7)%	(2.2)%	(1.8)%
Effect of new stores and conversions	(0.6)	(0.6)	(0.6)	(0.7)
Effect of closed salons	2.7	2.7	2.8	2.5
Foreign currency	1.5	0.6	1.6	0.3
Other	(0.2)	(0.3)	(0.2)	(0.1)
Same-store sales, non-GAAP	2.2%	(0.3)%	1.4%	0.2%

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